EXHIBIT 99.1

MMC Energy, Inc. Files California Energy Commission Permit Application for 100 MW Chula Vista Power Plant

NEW YORK, Aug. 10, 2007 (PRIME NEWSWIRE) -- MMC Energy, Inc. (Nasdaq:MMCE) announced today that the Company has reached a key milestone in the nominal 100 MW Chula Vista upgrade permitting process by filing its application with the California Energy Commission (CEC). This filing starts a 12-14 month process by which time the CEC must approve or reject the application. Once the facility is permitted, the Company expects to finalize the long term revenue, construction contract, and project debt financing agreements for the upgrade.

San Diego is one of the most constrained electricity markets in California and the entire United States according to the Department of Energy. The Chula Vista facility was originally developed with a view towards supporting two distinct generating units, and presents an attractive expansion opportunity to provide additional capacity, ancillary services and energy to the San Diego and Southern California market.

MMC plans to expand the site to 100 MW nominal generating capacity by installing two (2) GE LM6000 combustion turbines and generator sets with state-of-the-art emissions control technology. MMC has retained Worley Parsons Group to design the Chula Vista plant upgrade. Construction on the project is expected to begin in late 2008. The upgrade project is scheduled to be completed and on line by June of 2009.

MMC Chula Vista is located in the City of Chula Vista in San Diego County on land under a long-term lease to MMC Energy, Inc. The current Chula Vista plant has a gross nameplate capacity of 44 MW and will be decommissioned and removed as the new upgrade facility comes on line.

The upgraded plant will have black-start and quick-start capabilities and can reach base-load power output in less than 10 minutes to meet peak load requirements. The plant interconnects directly into the San Diego Gas and Electric transmission system and is fueled with natural gas and has state of the art emission control systems. The upgraded facility will realize significant increases in efficiency and reductions in air emissions on a per megawatt-hour basis, compared with the current facilities.

About MMC Energy, Inc.:

We are an energy company that acquires and actively manages electricity generating and energy infrastructure-related assets in the United States. Our mission is to acquire, directly or through joint ventures, a portfolio of small to mid size electricity generating assets, generally below 250 megawatts, or "MW." To date, we have acquired three electricity generating assets in California, totaling 110 MW of capacity. The company is headquartered in New York City and traded on the NASDAQ Global Markets in the United States and the Deutsche Bourse in Germany.

The Company creates long-term value for its shareholders through discounted asset acquisitions and hands on post-acquisition asset management. The Company currently owns power generation assets in Southern California. We are currently in the process of upgrading two of these assets and continue to pursue an aggressive portfolio acquisition and growth strategy targeting power generation facilities and energy infrastructure assets primarily in California, Texas, the Mid-Atlantic, and the Northeastern U.S.

Forward Looking Statements:

This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, including without limitation those statements regarding the Company's ability to expand existing generating facilities and exploit acquisition opportunities. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but no limited to, our inability to generate sufficient operating cash flow to adequately maintain our generating facilities and service our debt, commodity pricing, intense competition for undervalued generating assets, environmental risks and general economic conditions. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including those risks set forth in the Company's Current Report on Form 8-K filed on May 15, 2006, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. We undertake no obligation to update these forward-looking statements.

CONTACT: MMC Energy Inc.
         Denis G. Gagnon, Chief Financial Officer
         (212) 977-0900
         www.mmcenergy.com